EXHIBIT 99.1

FedFirst Financial Corporation Announces Year-to-Date 2013 Results

MONESSEN, Pa., Jan. 31, 2014 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (Nasdaq:FFCO) (the "Company"), the parent company of First Federal Savings Bank (the "Bank"), today announced net income of $402,000 for the three months ended December 31, 2013 compared to $556,000 for the three months ended December 31, 2012, a decrease of $154,000 or 27.7%. Diluted earnings per share was $0.17 for the three months ended December 31, 2013 compared to $0.20 for the three months ended December 31, 2012, a decrease of $0.03 per share or 15.0%. The Company reported net income of $2.2 million for the year ended December 31, 2013 compared to $2.3 million for the year ended December 31, 2012, a decrease of $20,000 or 0.9%. Diluted earnings per share was $0.91 for the year ended December 31, 2013 compared to $0.80 for the year ended December 31, 2012, an increase of $0.11 per share or 13.8%.

"We are pleased to announce another year of strong results highlighted by an improved net interest margin from controlling interest rates in a challenging low interest rate environment and an increase in insurance commissions," said Patrick G. O'Brien, President and CEO. "While charge-offs declined, robust commercial loan growth fueled a rise in provision for loan losses. Shareholders benefited from the operational success as well as continued repurchases of common stock which increased book value per share to $22.00 and the increase in our quarterly dividend to $0.06 per share. The strong results also contributed to our ability to declare a $0.25 per share special dividend today. A focus of FedFirst Financial is building shareholder value through operational success, payment of dividends and our share repurchase program and this special dividend reinforces that focus."

Fourth Quarter Results

Net interest income for the three months ended December 31, 2013 remained at approximately $2.6 million compared to the three months ended December 31, 2012. Interest rate reductions and decreases in average balances on higher-cost deposits resulted in an $83,000 decrease in interest expense on deposits and the payoff of higher-cost long-term borrowings replaced at short-term, lower rates resulted in a $37,000 decrease in interest expense on borrowings. In addition, loan volume resulted in a $40,000 increase in interest income on loans. This was partially offset by a $143,000 decline in interest income on securities from paydowns.

The provision for loan losses was $375,000 for the three months ended December 31, 2013. There was no provision for loan losses for the three months ended December 31, 2012. In the current period, the provision was impacted by an increase in special mention rated loans and a change in the mix of the loan portfolio, including growth in commercial loans. In addition, net charge-offs for the three months ended December 31, 2013 were $260,000 compared to $205,000 for the three months ended December 31, 2012.

Noninterest income increased $24,000, or 2.6%, to $956,000 for the three months ended December 31, 2013 compared to $932,000 for the three months ended December 31, 2012 primarily due to fees and service charge income, which increased $26,000 from prepayment fees received on payoffs of commercial loans. Insurance commissions were $717,000 for the three months ended December 31, 2013 and were comparative to $713,000 for the three months ended December 31, 2012. Insurance commissions included $24,000 of contingency fees for the three months ended December 31, 2013 compared to $72,000 for the three months ended December 31, 2012.

Noninterest expense decreased $94,000, or 3.6%, and remained at approximately $2.6 million for the three months ended December 31, 2013 compared to the three months ended December 31, 2012. For the three months ended December 31, 2013, the Company recognized $119,000 of real estate owned income primarily due to gains on the sale of properties compared to $39,000 of real estate owned expense for the three months ended December 31, 2012. This was partially offset by a $30,000 increase in compensation expense primarily due to increases in stock-based compensation and employee benefit expenses.

Year-to-Date Results

Net interest income decreased $91,000 to $10.2 million for the year ended December 31, 2013 compared to $10.3 million for the year ended December 31, 2012. Paydowns resulted in a $628,000 decline in interest income on securities. In addition, modifications and payoffs of higher yielding loans due to the low interest rate environment resulted in a $397,000 decline in interest income on loans despite an increase in average loans. Interest income on loans included the effect of a one-time receipt in the current period of $115,000 upon payoff of an impaired, nonaccrual commercial real estate loan. Interest received while the loan was on nonaccrual was applied to principal and was not recognized to income until payoff. The decrease in interest income was partially offset by interest rate reductions and decreases in average balances on higher-cost deposits, which resulted in a $589,000 decrease in interest expense on deposits, and the payoff of higher-cost long-term borrowings replaced at short-term, lower rates, which resulted in a $349,000 decrease in interest expense on borrowings.

The provision for loan losses was $740,000 for the year ended December 31, 2013 compared to $310,000 for the year ended December 31, 2012. In 2013, the provision was impacted by an increase in special mention rated loans and a change in the mix of the loan portfolio, including growth in commercial loans. Net charge-offs were $318,000 for the year ended December 31, 2013 compared to $522,000 for the year ended December 31, 2012.

Noninterest income increased $842,000, or 24.2%, to $4.3 million for the year ended December 31, 2013 compared to $3.5 million for the year ended December 31, 2012. In 2013, there was a $762,000 increase in insurance commissions primarily due to an increase in commercial lines policies and a $228,000 increase in contingency fees. In addition, fees and service charge income increased $126,000 primarily due to prepayment fees received on payoffs of commercial loans. Income from bank-owned life insurance decreased $46,000 primarily due to the recognition of $33,000 in income from a policy of a former director who passed in the prior period.

Noninterest expense increased $361,000, or 3.6%, to $10.3 million for the year ended December 31, 2013 compared to $9.9 million for the year ended December 31, 2012. Compensation expense increased $415,000 primarily due to the hiring of additional staff, higher employee commissions from an increase in fee income on insurance policies, and an increase in stock-based compensation. In addition, advertising expense increased $277,000 primarily related to Exchange Underwriters. This was partially offset by the recognition of $105,000 of real estate owned income primarily due to gains on the sale of a properties in the current period compared to $58,000 of real estate owned expense in the prior period. Additionally, there was a $107,000 decrease in professional services primarily due to costs associated with strategic planning analysis and initiatives in the prior period and a $58,000 decrease in amortization of intangibles and $33,000 decrease in occupancy expense primarily due to fully depreciated and amortized assets.

Balance Sheet Review

Total assets increased $267,000 to $319.0 million at December 31, 2013 compared to $318.8 million at December 31, 2012. Net loans increased $19.3 million to $268.8 million primarily as a result of growth in commercial real estate, commercial business loans and home equity loans, as well as disbursements on commercial constructions loans, partially offset by a decrease in residential mortgage and multi-family loans. Securities available-for-sale decreased $15.8 million primarily due to paydowns. Deposits increased $5.2 million to $219.2 million principally in interest and noninterest-bearing demand deposits, partially offset by decreases in money market accounts and certificates of deposits. Borrowings decreased $3.1 million to $45.6 million due to the payoff of higher-cost long-term borrowings and paydowns on amortizing advances that were replaced with short-term borrowings at lower rates. Stockholders' equity decreased $1.4 million to $51.9 million at December 31, 2013 compared to $53.3 million at December 31, 2012  primarily due to the purchase of 213,157 shares of the Company's common stock for $4.1 million and $528,000 in dividend payments to stockholders partially offset by $2.2 million of net income and a $450,000 increase in the unrealized gain position of the security portfolio.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)	(Unaudited) December 31, 2013	December 31, 2012

Selected Financial Condition Data:
Assets	$ 319,027	$ 318,760
Cash and cash equivalents	5,552	5,874
Securities available-for-sale	26,772	42,582
Loans receivable, net	268,812	249,530
Deposits	219,232	214,057
Borrowings	45,591	48,678
Stockholders' equity	51,851	53,294

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Selected Operations Data:
Total interest income	$ 3,239	$ 3,340	$ 12,920	$ 13,949
Total interest expense	641	761	2,694	3,632
Net interest income	2,598	2,579	10,226	10,317
Provision for loan losses	375	--	740	310
Net interest income after provision for loan losses	2,223	2,579	9,486	10,007
Noninterest income	956	932	4,317	3,475
Noninterest expense	2,550	2,644	10,305	9,944
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	629	867	3,498	3,538
Income tax expense	220	305	1,186	1,251
Net income before noncontrolling interest in net income of consolidated subsidiary	409	562	2,312	2,287
Noncontrolling interest in net income of consolidated subsidiary	7	6	77	32
Net income of FedFirst Financial Corporation	$ 402	$ 556	$ 2,235	$ 2,255

Dividends per share - regular	$ 0.06	$ 0.04	$ 0.22	$ 0.15
Dividends per share - special	--	0.25	--	0.25
Earnings per share - basic	0.17	0.20	0.93	0.81
Earnings per share - diluted	0.17	0.20	0.91	0.80

Weighted average shares outstanding - basic	2,326,630	2,773,814	2,405,295	2,799,765
Weighted average shares outstanding - diluted	2,374,628	2,778,046	2,449,252	2,803,101

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Selected Financial Ratios(1):
Return on average assets	0.51%	0.70%	0.71%	0.68%
Return on average equity	3.03	3.92	4.14	3.84
Average interest-earning assets to average interest-bearing liabilities	128.68	129.31	128.21	128.22
Average equity to average assets	16.80	17.86	17.08	17.71
Interest rate spread	3.26	3.16	3.20	2.99
Net interest margin	3.51	3.46	3.46	3.32

	Period Ended
	December 31, 2013	December 31, 2012
Allowance for loan losses to total loans	1.17%	1.13%
Allowance for loan losses to nonperforming loans	136.41	130.94
Nonperforming loans to total loans	0.86	0.86
Nonperforming assets to total assets	0.80	0.74
Nonperforming assets and troubled debt restructurings performing under modified terms to total assets	1.54	1.21
Net charge-offs to average loans	0.12	0.21
Tier 1 (core) capital and tangible equity (2)	14.06	14.02
Tier 1 risk-based capital (2)	20.59	22.55
Total risk-based capital (2)	21.84	23.81
Book value per share	$ 22.00	$ 20.98
Outstanding shares	2,357,293	2,540,341

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for First Federal Savings Bank only.
CONTACT: Patrick G. O'Brien
         Telephone: (724) 684-6800